Exhibit 99.1

Ebix Q1 Revenues Rose 11% to a Record $71.1M
and Diluted EPS Rose 30% to $0.67

JOHNS CREEK, GA - May 9, 2016 - Ebix, Inc. (NASDAQ: EBIX), a leading international supplier of On-Demand software and E-commerce services to the insurance, financial and healthcare industries, today reported results for its first quarter ended March 31, 2016. Ebix will host a conference call to review its results today at 11:00 a.m. EDT (details below).

Ebix delivered the following results for the first quarter of 2016:

Revenues: Total Q1 2016 revenue rose 11% to $71.1 million compared to Q1 2015 revenue of $63.8 million and rose 1% over Q4 2015 revenue of $70.2 million. The revenue improvements reflected growth in the Company’s Exchange channel, including revenues from its contract to deploy and manage an insurance exchange for electronic placement of insurance across the London marketplace, as well as higher Risk Compliance Solutions revenue.

On a constant currency basis, Ebix Q1 2016 revenue increased 14% to $72.8 million as compared to $63.8 million in Q1 2015. Ebix’s Exchange channel continued to be the largest channel for Ebix accounting for 70% of Q1 2016 revenues.

(dollar amounts in thousands)
Channel	Q1 2016	Q1 2015	Change
Exchanges	$ 50,086	$ 46,678	+7%
Risk Compliance Solutions (RCS)	16,751	12,175	+38%
Broker Solutions	3,212	3,736	-14%
Carrier Systems	1,017	1,164	-13%
Total Revenue	$ 71,066	$ 63,753	+11%

Total Revenue on Constant Currency Basis	$ 72.8M	$ 63.8M	+14%

Earnings per Share: Q1 2016 diluted earnings per share increased 30% to $0.67 compared to $0.51 in Q1 2015, reflecting higher net income and the benefit of ongoing share repurchase activity. Ebix’s weighted average diluted shares outstanding decreased to 33.3 million in Q1 2016 compared to 36.0 million in Q1 2015 and 33.9 million in Q4 2015.

Operating Cash: Cash generated from operations rose to $10.5 million in Q1 2016 compared to ($7.3) million in Q1 2015. Q1 2015 was negatively impacted by the one-time cash payment of $20.5 million for the

Exhibit 99.1

resolution of an IRS audit of Ebix's income tax returns for 2008 through 2012; while Q1 2016 was negatively impacted by advance tax payments of around $7 million.

Operating Income and Margins: Q1 2016 operating margins rose to 35% as compared to 32% in Q1 2015. Operating income for Q1 2016 rose 21% to $24.8 million as compared to $20.5 million in Q1 2015.

Net Income: Q1 2016 net income rose 21% to $22.2 million, compared to Q1 2015 net income of $18.3 million. The improvement principally reflected the benefit of both higher revenues as well as higher gross and operating margins.

Share Repurchases: In Q1 2016, the Company repurchased 465,560 shares of its outstanding common stock for aggregate cash consideration of $14.0 million. Subsequent to March 31 and through May 6, 2016 the Company has repurchased an additional 217,487 shares for cash consideration of $9.1 million.

Q2 2016 Diluted Share Count: As of today, Ebix expects the diluted share count for Q2 2016 to be approximately 33.0 million.

Dividend: Ebix paid its regularly quarterly dividend of $0.075 per share in Q1 2016 for a total of $2.4 million.

Ebix Chairman, President and CEO Robin Raina said, "Ebix entered 2016 as fundamentally stronger and a more diversified platform with an increasing array of growth opportunities. Our Q1 results reflect that strength along with our success in advancing some of our major growth initiatives such as PPL and our e-governance initiatives in India. Importantly, our focus on cost management and operational discipline enabled us to improve our operating margin to 35% at the same time we drove revenue increases."
Robin added, "Ebix today has scale and momentum on its side and has emerged as a serious contender for very large and potentially transformative contracts. We believe that Ebix's recent achievements, such as our launch of a new insurance exchange in London, have created important precedents for the ongoing transformation of the worldwide insurance industry, and we are extremely well positioned to play a leadership role in future large scale projects."
"We remain focused on delivering continued growth in our business, along with a modest dividend, and we continue to see the potential for excellent long-term returns from the ongoing repurchase of our common stock." Robin said, "In addition to organic growth initiatives, we also intend to make further strategic acquisitions in complementary geographies and areas of domain expertise. Our preference is to finance such initiatives with available cash and increased bank borrowing, rather than equity, unless there is a compelling specific strategic reason to do otherwise. Following these core guideposts, we believe Ebix has the potential to deliver substantial returns to our shareholders over the long term."

Conference Call Details:

Call Date/Time:	Monday, May 9, 2016 at 11:00 a.m. EST
Call Dial-In:	+1-877-837-3909 or 1-973-409-9690; Call ID # 2124802
Live Audio Webcast:	www.ebix.com/webcast
Audio Replay URL:	www.ebix.com/result_16_q1 after 2:00 p.m. EDT on May 9th

About Ebix, Inc.

A leading international supplier of On-Demand software and E-commerce services to the insurance, financial and healthcare industries, Ebix, Inc., (NASDAQ: EBIX) provides end-to-end solutions ranging from infrastructure exchanges, carrier systems, agency systems and risk compliance solutions to custom software development for all entities involved in the insurance industry.

Exhibit 99.1

With 40+ offices across Brazil, Singapore, Australia, the US, UK, New Zealand, India and Canada, Ebix powers multiple exchanges across the world in the field of life, annuity, health and property & casualty insurance while conducting in excess of $100 billion in insurance premiums on its platforms. Through its various SaaS-based software platforms, Ebix employs hundreds of insurance and technology professionals to provide products, support and consultancy to thousands of customers on six continents. For more information, visit the Company's website at www.ebix.com

SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS
As used herein, the terms “Ebix,” “the Company,” “we,” “our” and “us” refer to Ebix, Inc., a Delaware corporation, and its consolidated subsidiaries as a combined entity, except where it is clear that the terms mean only Ebix, Inc.

The information contained in this Press Release contains forward-looking statements and information within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. This information includes assumptions made by, and information currently available to management, including statements regarding future economic performance and financial condition, liquidity and capital resources, acceptance of the Company's products by the market, and management's plans and objectives. In addition, certain statements included in this and our future filings with the Securities and Exchange Commission ("SEC"), in press releases, and in oral and written statements made by us or with our approval, which are not statements of historical fact, are forward-looking statements. Words such as "may," "could," "should," "would," "believe," "expect," "anticipate," "estimate," "intend," "seeks," "plan," "project," "continue," "predict," "will," "should," and other words or expressions of similar meaning are intended by the Company to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are found at various places throughout this report and in the documents incorporated herein by reference. These statements are based on our current expectations about future events or results and information that is currently available to us, involve assumptions, risks, and uncertainties, and speak only as of the date on which such statements are made.

Our actual results may differ materially from those expressed or implied in these forward-looking statements. Factors that may cause such a difference, include, but are not limited to those discussed in our Annual Report on Form 10-K and subsequent reports filed with the SEC, as well as: the risk of an unfavorable outcome of the pending governmental investigations or shareholder class action lawsuits, reputational harm caused by such investigations and lawsuits, the willingness of independent insurance agencies to outsource their computer and other processing needs to third parties; pricing and other competitive pressures and the Company's ability to gain or maintain share of sales as a result of actions by competitors and others; changes in estimates in critical accounting judgments; changes in or failure to comply with laws and regulations, including accounting standards, taxation requirements (including tax rate changes, new tax laws and revised tax interpretations) in domestic or foreign jurisdictions; exchange rate fluctuations and other risks associated with investments and operations in foreign countries (particularly in Australia and India wherein we have significant operations); equity markets, including market disruptions and significant interest rate fluctuations, which may impede our access to, or increase the cost of, external financing; and international conflict, including terrorist acts.

Except as expressly required by the federal securities laws, the Company undertakes no obligation to update any such factors, or to publicly announce the results of, or changes to any of the forward-looking statements contained herein to reflect future events, developments, changed circumstances, or for any other reason.

Readers should carefully review the disclosures and the risk factors described in the documents we file from time to time with the SEC, including future reports on Forms 10-Q and 8-K, and any amendments thereto.

Exhibit 99.1

You may obtain our SEC filings at our website, www.ebix.com under the "Investor Information" section, or over the Internet at the SEC's web site, www.sec.gov.

CONTACT:

Darren Joseph
678 -281-2027 or IR@ebix.com

David Collins or Chris Eddy
Catalyst Global - 212-924-9800 or ebix@catalyst-ir.com

Exhibit 99.1

Ebix, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
Operating revenue	$71,066	$63,753

Operating expenses:
Cost of services provided	19,602	19,485
Product development	8,065	7,047
Sales and marketing	4,333	3,379
General and administrative, net	11,583	10,746
Amortization and depreciation	2,720	2,597
Total operating expenses	46,303	43,254

Operating income	24,763	20,499
Interest income	143	61
Interest expense	(1,274)	(719)
Foreign currency exchange gain	469	892
Income before income taxes	24,101	20,733
Income tax expense	(1,750)	(2,397)
Net income including non-controlling interest	22,351	18,336
Net income attributable to non-controlling interest	192	—
Net income attributable to Ebix, Inc.	$22,159	$18,336

Basic earnings per common share attributable to Ebix, Inc.	$0.67	$0.51

Diluted earnings per common share attributable to Ebix, Inc.	$0.67	$0.51

Basic weighted average shares outstanding	33,043	35,708

Diluted weighted average shares outstanding	33,310	35,954

Exhibit 99.1

Ebix, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share amounts)

	March 31, 2016	December 31, 2015
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$69,020	$57,179
Short-term investments	2,308	1,538
Trade accounts receivable, less allowances of $1,046 and $3,388, respectively	56,503	47,171
Other current assets	11,423	10,942
Total current assets	139,254	116,830

Property and equipment, net	34,154	34,088
Goodwill	403,210	402,259
Intangibles, net	50,141	51,848
Indefinite-lived intangibles	30,887	30,887
Capitalized software development costs, net	3,226	3,489
Deferred tax asset, net	23,892	23,732
Other assets	12,636	12,856
Total assets	$697,400	$675,989

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$14,687	$23,043
Accrued payroll and related benefits	5,747	4,932
Current portion of long term debt and capital lease obligations, net of discount of $0 and $3, respectively	608	606
Current deferred rent	246	232
Contingent liability for accrued earn-out acquisition consideration	2,143	1,706
Deferred revenue	20,557	20,519
Other current liabilities	248	228
Total current liabilities	44,236	51,266

Revolving line of credit	226,465	206,465
Long term debt and capital lease obligations, less current portion	33	35
Other liabilities	3,324	3,332
Contingent liability for accrued earn-out acquisition consideration	1,599	2,571
Deferred revenue	3,275	1,968
Long term deferred rent	1,269	1,381
Total liabilities	280,201	267,018

Stockholders’ equity:
Preferred stock, $0.10 par value, 500,000 shares authorized, no shares issued and outstanding at March 31, 2016 and December 31, 2015	—	—
Common stock, $0.10 par value, 60,000,000 shares authorized, 32,977,713 issued and outstanding, at March 31, 2016 and 33,416,110 issued and outstanding at December 31, 2015	3,298	3,342
Additional paid-in capital	43,806	57,120
Treasury stock (no shares as of March 31, 2016 and December 31, 2015)	—	—
Retained earnings	398,524	378,787
Accumulated other comprehensive loss	(28,621)	(30,278)

Exhibit 99.1

Total Ebix, Inc. stockholders’ equity	417,007	408,971
Noncontrolling interest	192	—
Total stockholder's equity	$417,199	$408,971
Total liabilities and stockholders’ equity	$697,400	$675,989

Exhibit 99.1

Ebix, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
Cash flows from operating activities:
Net income attributable to Ebix, Inc.	$22,159	$18,336
Net income attributable to noncontrolling interest	192	—
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,720	2,597
Benefit for deferred taxes	(165)	(161)
Share based compensation	647	458
Provision for doubtful accounts	(241)	9
Debt discount amortization on promissory note payable	—	7
Unrealized foreign exchange gain	(48)	(672)
Reduction of acquisition earnout accruals	(511)	—
Amortization of capitalized software development costs	326	—
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(8,669)	(4,689)
Other assets	(220)	(1,250)
Accounts payable and accrued expenses	(7,563)	(21,215)
Accrued payroll and related benefits	717	(564)
Deferred revenue	1,258	308
Deferred rent	(80)	(68)
Reserve for potential uncertain income tax return positions	50	87
Liability - securities litigation settlement payment	—	(690)
Other liabilities	(38)	165
Net cash provided (used) by operating activities	10,534	(7,342)

Cash flows from investing activities:
Acquisition of Via Media Health, net of cash acquired	—	(1,000)
Capitalized software development costs	(144)	—
Purchases of marketable securities	(596)	—
Capital expenditures	(1,028)	(5,778)
Net cash used in investing activities	(1,768)	(6,778)

Cash flows from financing activities:
Proceeds from revolving line of credit, net	20,000	15,000
Repurchases of common stock	(14,787)	(22,282)
Excess tax benefit from share-based compensation	—	31
Proceeds from the exercise of stock options	29	1,117
Forfeiture of certain shares to satisfy exercise costs and the recipients income tax obligations related to stock options exercised and restricted stock vested	(66)	(1,117)
Dividend payments	(2,422)	(2,729)
Principal payments of debt obligations	—	(12)
Net cash provided by (used in) financing activities	2,754	(9,992)
Effect of foreign exchange rates on cash	321	(991)
Net change in cash and cash equivalents	11,841	(25,103)
Cash and cash equivalents at the beginning of the period	57,179	52,300
Cash and cash equivalents at the end of the period	$69,020	$27,197
Supplemental disclosures of cash flow information:
Interest paid	$1,987	$2,335
Income taxes paid	$7,015	$20,163